Exhibit (h)(5)

June 24, 2022

Mr. Michael Willis President

INDEX FUNDS

200 2nd Ave. South #737

St. Petersburg, FL 33701

Re: INDEX FUNDS (the “Trust”) – Index Funds S&P 500® Equal Weight (the “Fund”) Dear Mr. Willis:

This letter confirms the agreement between ONEFUND, LLC (the “Advisor”) and the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that the Advisor is entitled to receive from the Fund.

The Advisor agrees to limit the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) of the Fund (excluding Acquired Fund Fees and Expenses, brokerage expenses, interest expenses, taxes and extraordinary expenses) to 0.25% of the Fund’s average daily net assets for No Load Class shares through July 31, 2023. The Advisor will reduce the fee payable with respect to the Fund to the extent of such excess and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. If applicable, the waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated. The Advisor further agrees that such fee waivers and reimbursements for the Fund are effective as of the date hereof and shall continue at least through July 31, 2023.

ONEFUND, LLC

By: /s/ S. Todd Johnson

Name: S. Todd Johnson Title: Secretary

Your signature below acknowledges acceptance of this letter agreement:

INDEX FUNDS

By: /s/ Michael G. Willis____________________

Name: Michael G. Willis Title: President

ONEFUND, LLC

200 2nd Ave. South #737 |St. Petersburg, FL 33701 | Main: 808.600.5366